Exhibit 99.1

Encore Wire Corporation	PRESS RELEASE		10/22/2015
1329 Millwood Road
McKinney, Texas 75069		Contact:	Frank J. Bilban
972-562-9473			Vice President & CFO

For Immediate Release
ENCORE WIRE REPORTS THIRD QUARTER RESULTS
McKinney, TX - Encore Wire Corporation (NASDAQ Global Select: WIRE) today announced results for the third quarter of 2015.
Net sales for the third quarter ended September 30, 2015 were $262.8 million compared to $297.4 million during the third quarter of 2014. Copper unit volume, measured in pounds of copper contained in the wire sold, increased 3.0% in the third quarter of 2015 versus the third quarter of 2014. Aluminum building wire sales constituted 10.5% of net sales dollars for the third quarter of 2015 versus 9.4% in the third quarter of 2014. Aluminum unit volume was up 2.2% in the third quarter of 2015 versus the third quarter of 2014. The average selling price of wire per copper pound sold dropped 15.2% in the third quarter of 2015 versus the third quarter of 2014, driving the decrease in net sales dollars. Copper wire sales prices declined primarily due to lower copper prices, which declined 23.1% versus the third quarter of 2014. Net income for the third quarter of 2015 was $14.5 million versus $11.1 million in the third quarter of 2014. Fully diluted net earnings per common share were $0.70 in the third quarter of 2015 versus $0.53 in the third quarter of 2014.

Net sales for the nine months ended September 30, 2015 were $766.8 million compared to $881.6 million during the same period in 2014. The average selling price of wire per copper pound sold dropped 10.7%, while copper unit volume sold declined 3.7% in the nine months ended September 30, 2015 versus the nine months ended September 30, 2014. Copper wire sales prices followed the price of copper purchased, which declined 17.3%. Aluminum building wire sales constituted 9.8% of net sales dollars for the nine months ended September 30, 2015 versus 8.8% in the nine months ended September 30, 2014. Net income for the nine months ended September 30, 2015 was $36.7 million versus $32.1 million in the same period in 2014. Fully diluted net earnings per common share were $1.76 for the nine months ended September 30, 2015 versus $1.54 in the same period in 2014.
On a sequential quarter comparison, net sales for the third quarter of 2015 were $262.8 million versus $253.7 million during the second quarter of 2015. Sales dollars increased, due to a 10.1% unit volume increase of copper building wire sold, offset by a 7.1% decrease in the average selling price per pound of copper wire sold on a sequential quarter comparison. Copper wire sales prices followed the price of copper purchased, which declined 11.9%. Net income for the third quarter of 2015 increased to $14.5 million versus $11.4 million in the second quarter of 2015. Fully diluted net income per common share was $0.70 in the third quarter of 2015 versus $0.54 in the second quarter of 2015.
Commenting on the results, Daniel L. Jones, Chairman, President and Chief Executive Officer of Encore Wire Corporation, said, “We are pleased with the third quarter results. Unit volumes bounced back in the third quarter after the rough spring weather we endured in the second quarter. On a sequential quarterly comparison, copper units were up 10.1% and aluminum units were up 20.2%. Margins also improved in both copper and aluminum wire sales. We continue to execute our strategy of attempting to be an industry pricing leader, and believe this contributed to our improved margins during the quarter. One of the key metrics to our earnings is the “spread” between the price of copper wire sold and the cost of raw copper purchased in any given period. That spread increased 4.5% in the third quarter of 2015 versus the third quarter of 2014, and 3.3% on a sequential quarter comparison. The copper spread expanded 4.5% as the average price of copper purchased decreased 23.1% in the third quarter of 2015 versus the third quarter of 2014, but the average selling price of wire sold decreased only 15.2%, as a result of somewhat improved pricing discipline in the industry. The aluminum building wire products grew to 10.5% of net sales in the quarter versus 9.4% in the third quarter of 2014.

We continue to strive to lead and support industry price increases in an effort to maintain and increase margins. We believe our superior order fill rates continue to enhance our competitive position, as our electrical distributor customers are holding lean inventories in the field. As orders come in from electrical contractors, the distributors can count on our order fill rates to ensure quick deliveries from coast to coast. We have been able to accomplish this despite holding what are historically lean inventories for us.
Our balance sheet is very strong. We have no long term debt, and our revolving line of credit is paid down to zero. In addition, we had $58.8 million in cash at the end of the quarter. We repurchased 92,804 shares of our common stock on the open market for approximately $2.9 million during the quarter. We also declared another cash dividend during the quarter.
Our low cost structure and strong balance sheet have enabled us to withstand difficult periods in the past, and we believe are continuing to prove valuable now. We thank our employees and associates for their outstanding effort and our shareholders for their continued support.”
Encore Wire Corporation is a leading manufacturer of a broad range of electrical building wire for interior wiring in commercial and industrial buildings, homes, apartments, and manufactured housing. The Company is focused on maintaining a high level of customer service with low-cost production and the addition of new products that complement its current product line. The matters discussed in this news release, other than the historical financial information, including statements about the copper pricing environment, profitability and stockholder value, may include forward-looking statements that involve risks and uncertainties, including payment of future dividends, future purchases of stock, fluctuations in the price of copper and other raw materials, the impact of competitive pricing and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission. Actual results may vary materially from those anticipated.
Additional Disclosures:
The term “EBITDA” is used by the Company in presentations, quarterly conference calls and other instances as appropriate. EBITDA is defined as net income before interest, income taxes, depreciation and amortization. The Company presents EBITDA because it is a required component of financial ratios reported by the Company to the Company’s banks, and is also frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of Generally Accepted Accounting Principles (GAAP) results to compare to the performance of other companies who also publicize this information. EBITDA is not a measurement of financial performance under GAAP and should not be considered an alternative to net income as an indicator of the Company’s operating performance or any other measure of performance derived in accordance with GAAP.
The Company has reconciled EBITDA with net income for fiscal years 1996 to 2014 on previous current reports on Form 8-K filed with the Securities and Exchange Commission. EBITDA for each period pertinent to this press release is calculated and reconciled to net income as follows:

	Quarter Ended September 30,		Nine Months Ended September 30,
In Thousands	2015	2014	2015	2014
Net Income	$14,511	$11,063	$36,652	$32,070
Income Tax Expense	7,779	5,581	19,200	16,593
Interest Expense	63	77	187	223
Depreciation and Amortization	4,124	3,818	11,972	11,631
EBITDA	$26,477	$20,539	$68,011	$60,517

Encore Wire Corporation
Condensed Consolidated Balance Sheets
(In Thousands)

	September 30, 2015	December 31, 2014
	(Unaudited)
ASSETS
Current Assets
Cash	$58,817	$54,664
Receivables, net	192,005	206,908
Inventories	97,834	78,251
Prepaid Expenses and Other	2,732	5,492
Total Current Assets	351,388	345,315
Property, Plant and Equipment, net	251,473	226,506
Other Assets	454	930
Total Assets	$603,315	$572,751

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts Payable	$26,051	$31,147
Accrued Liabilities and Other	30,667	28,191
Total Current Liabilities	56,718	59,338
Long Term Liabilities
Non-Current Deferred Income Taxes	19,849	20,226
Total Long Term Liabilities	19,849	20,226
Total Liabilities	76,567	79,564
Stockholders’ Equity
Common Stock	267	267
Additional Paid in Capital	51,672	50,598
Treasury Stock	(91,056)	(88,134)
Retained Earnings	565,865	530,456
Total Stockholders’ Equity	526,748	493,187
Total Liabilities and Stockholders’ Equity	$603,315	$572,751

Encore Wire Corporation
Condensed Consolidated Statements of Income
(Unaudited)
(In Thousands, Except Per Share Data)

	Quarter Ended September 30,				Nine Months Ended September 30,
	2015		2014		2015		2014

Net Sales	$262,756	100.0%	$297,351	100.0%	$766,766	100.0%	$881,637	100.0%
Cost of Sales	224,421	85.4%	263,278	88.5%	663,095	86.5%	781,877	88.7%
Gross Profit	38,335	14.6%	34,073	11.5%	103,671	13.5%	99,760	11.3%

Selling, General and Administrative Expenses	16,063	6.1%	17,442	5.9%	47,952	6.3%	51,129	5.8%
Operating Income	22,272	8.5%	16,631	5.6%	55,719	7.3%	48,631	5.5%

Net Interest & Other Expense	(18)	—%	(13)	—%	(133)	—%	(32)	—%
Income before Income Taxes	22,290	8.5%	16,644	5.6%	55,852	7.3%	48,663	5.5%

Income Taxes	7,779	3.0%	5,581	1.9%	19,200	2.5%	16,593	1.9%
Net Income	$14,511	5.5%	$11,063	3.7%	$36,652	4.8%	$32,070	3.6%

Basic Earnings Per Share	$0.70		$0.53		$1.77		$1.55
Diluted Earnings Per Share	$0.70		$0.53		$1.76		$1.54
Weighted Average Number of Common and Common Equivalent Shares Outstanding:
Basic	20,716		20,718		20,726		20,712
Diluted	20,774		20,819		20,797		20,831
Dividend Declared per Share	$0.02		$0.02		$0.06		$0.06

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